Exhibit 3.2

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

ConnectM Technology Solutions, Inc.

a Delaware corporation

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, ConnectM Technology Solutions, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby file this Certificate of Designations of Preferences and Rights of Series B Convertible Preferred Stock and DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation’s Certificate of Incorporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as Series B Preferred Stock, as follows:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance by the Corporation of 100,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”) and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and, further, authorizes the Board of Directors of the Corporation, to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation law.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated May 2, 2025, the Board of Directors designated 100,000 shares of the Preferred Stock as Series B Convertible Preferred Stock, par value $0.0001 per share, pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

Section 1.                Powers and Rights of Series B Convertible Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series B Convertible Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series B Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series B Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series B Convertible Preferred Stock (this “Certificate of Designations”). For purposes hereon, a holder of a share or shares of Series B Stock, with respect to their rights as related to the Series B Stock, shall be referred to as a “Series B Holder”.

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Section 2.                Number; Stated Value. The number of authorized shares of Series B Stock is 100,000 shares. Each share of Series B Stock shall have initially have an initial stated value of $100.00 (the “Stated Value”). The Stated Value shall be subject to appropriate adjustment in the event of any stock split, combination or other similar recapitalization with respect to the Series B Stock occurring following the date of filing of this Certificate of Designations with the Secretary of State of the State of Delaware.

Section 3.                Dividends and Distributions.

(a)	Series B Dividends. Subject to the terms and conditions herein, the Series B Stock shall accrue dividends at the rate of 18% per annum of the Stated Value, which shall be accrue on a quarterly basis per calendar quarter (the “Series B Dividend”), and which shall be due and payable within five Business Days (as defined below) of the end of each such calendar quarter, subject to the determination of the Board of Directors of the Corporation (the “Board”) that the Corporation has sufficient funds available to pay such Series B Dividend in compliance with all applicable laws and the fiduciary obligations of the Board. In the event that any Series B Dividend is not paid when otherwise due, as a result of the immediately preceding sentence, such Series B Dividend shall accrue and shall be paid at the time that the Board has determined that the Corporation has sufficient funds to pay such accrued and unpaid Series B Dividend in compliance with all applicable laws and the fiduciary obligations of the Board, unless such applicable Series B Stock is earlier converted as set forth herein. The Series B Dividend shall accrue commencing on the date of issuance with respect to the applicable Series B Stock and shall cease to accrue on conversion or redemption of the applicable shares of Series B Stock, and the Series B Dividend for any partial calendar quarter shall be appropriately pro-rated. For purposes herein, a “Business Day” shall mean any day on which commercial banks are generally open for business in the State of Delaware

(b)	No Participation. Other than as specifically set forth herein, including, without limitation, in Section 3(a) and Section 5, the Series B Stock is not entitled to receive any dividends or distributions paid on the Common Stock or any other class of Preferred Stock, and the Series B Stock shall not participate in any dividends, distributions or payments to the holders of the Common Stock or any other class of Preferred Stock.

Section 4.                Conversion.

(a)	General Provisions. The Series B Stock shall be convertible into shares of common stock, par value $0.0001 per share (the “Common Stock”) as set forth herein (such shares of Common Stock being referred to as the “Conversion Shares”).

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(b)	Optional Conversion.

(i)	Subject to the other terms and conditions herein, a Series B Holder shall have the right from time to time at any time that either (i) one year has elapsed from the date of issuance of the applicable Series B Stock, or (ii) 95% of the VWAP (as defined below) is $1.00 or more (provided that such $1.00 amount shall be subject to appropriate adjustment in the event of any stock split, combination or other similar recapitalization with respect to the Series B Stock occurring following the date of filing of this Certificate of Designations with the Secretary of State of the State of Delaware), to convert each outstanding share of Series B Stock for which one of the conditions in clause (i) or (ii) above have been satisfied and which are held by such Series B Holder into Conversion Shares as set forth herein (each, a “Conversion”).

(ii)	Subject to the terms and conditions of Section 4(b)(i), each share of Series B Stock converted in a Conversion shall be convertible into a number of Conversion Shares equal to (1) the Series B Preferred Liquidation Amount (as defined below) then applicable to such shares of Series B Stock being converted in a Conversion, divided by (2) 95% of the VWAP (as defined below) as of the date of the Notice of Conversion (as defined below).

(iii)	Subject to the terms and conditions of Section 4(b)(i), a Series B Holder shall elect a Conversion by delivering to the Corporation a notice of conversion in the form as attached hereto as Exhibit A (the “Notice of Conversion”). Together with the Notice of Conversion, the Series B Holder shall surrender any certificate or certificates for the Series B Stock being converted, duly endorsed. The calculation of Conversion Shares to be issued as set forth in the Notice of Conversion shall be subject to confirmation and approval of the Corporation. The Corporation shall, within three Business Days of receipt of a Notice of Conversion, issue to the applicable Series B Holder the number of Conversion Shares to which such Series B Holder shall be entitled. A Conversion shall be deemed to have been effected on the date the Notice of Conversion is submitted to the Corporation if delivered by facsimile, e-mail or other reasonable means of communication dispatched prior to 6:00 p.m., Eastern time, and provided that if the Notice of Conversion is not delivered by such time then the Conversion Date shall be the next Business Day (as applicable, the “Conversion Date”) and the Notice of Conversion shall be deemed automatically updated accordingly.

(c)	VWAP. For purposes herein, “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (1) If the Common Stock is then listed for trading on any level of The Nasdaq Stock Market LLC or any other United States national securities exchange (as applicable, the “Trading Market”), then the lowest daily volume weighted average price of the Common Stock on the Trading Market for a Trading Day (as defined below) during the five (5) Trading Day period immediately prior to the applicable measurement date during regular trading hours, as reported by such Trading Market or other reputable source; (2) if the Common Stock is not then listed or quoted for trading on a Trading Market, and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported and (3) in all other cases, the fair market value of a share of Common Stock as jointly determined by the Board and the holders of a majority of the then issued and outstanding shares of Series B Stock. All such determinations of the VWAP as set forth in clause (1) or clause (2) above shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such measurement period. “Trading Day” means any day on which the Common Stock is traded or available for trading on the Trading Market.

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(d)	Concerning the Conversion Shares. The shares of Common Stock issuable upon conversion of the Series B Stock may not be sold or transferred unless: (i) such shares of Common Stock are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”) or (ii) the Corporation and its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) (“Rule 144”); or (iii) such shares of Common Stock are transferred to an “affiliate” (as defined in Rule 144) of the applicable Series B Holder who agrees to sell or otherwise transfer the shares only in accordance with this section and who is an accredited investor (as defined in Rule 501 under Regulation D promulgated pursuant to the Securities Act). Any restrictive legend on any certificates representing shares of Common Stock issuable upon conversion of the Series B Stock shall be removed and the Corporation shall issue to the applicable Series B Holder a new certificate therefore free of any transfer legend if the Corporation or its transfer agent shall have received an opinion of counsel from applicable Series B Holder’s counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale or transfer of such Common Stock may be made without registration under the Securities Act, which opinion shall be accepted by the Corporation so that the sale or transfer is effected; or (ii) in the case of the Common Stock issuable upon conversion of the Series B Stock such security is registered for sale by the applicable Series B Holder under an effective registration statement filed under the Securities Act; or otherwise may be sold pursuant to an exemption from registration.

(e)	Adjustment Due to Merger, Consolidation, Etc. If, at any time when the Series B Stock is issued and outstanding and prior to conversion of the applicable share(s) of Series B Stock, the Common Stock is converted into another class of securities of the Corporation or any successor entity to the Corporation, whether by way of merger, reorganization, re-incorporation or otherwise (the “Replacement Securities”), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) automatically upon the consummation of the applicable transaction shall be deemed a reference to such Replacement Securities. In the event that the Corporation completes a share exchange with another entity wherein all of the issued and outstanding shares of Common Stock are exchanged for equity interests in the other entity (the “Exchanged Securities”), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) automatically upon the consummation of the applicable transaction shall be deemed a reference to such Exchanged Securities. The adjustments in this Section 4(e) shall be undertaken each time any such event occurs

(f)	Reservation of Shares. The Corporation covenants that during the period the Conversion right exists, the Corporation will reserve from its authorized and unissued Common Stock a number of shares of Common Stock equal to at least 150% of the number of Conversion Shares then issuable on conversion of all shares of Series B Stock, assuming a VWAP as determined on the first Business Day of each calendar month, free from preemptive rights, to provide for the issuance of Conversion Shares upon the full conversion of the Series B Stock issued and outstanding.

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(g)	Trading Market Regulation. The Corporation shall not issue any shares of Common Stock upon conversion of any Series B Stock or otherwise pursuant to the terms of this Certificate of Designations if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue without breaching the Corporation’s obligations under the rules or regulations of the Trading Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Corporation (A) obtains the approval of its stockholders as required by the applicable rules of the Trading Market (or, if the Trading Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) for issuances of shares of Common Stock in excess of such amount (the “Stockholder Approval”) or (B) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the Series B Holders. Until such approval or such written opinion is obtained, no Series B Holder shall be issued any shares of Common Stock upon Conversion of any shares of Series B Stock, and no Series B Holder shall have a right to convert any shares of Series B Stock, if and to the extent that the aggregate number of shares of Common Stock previously issued upon and such additional shares of Common Stock that would be issuable upon such Conversion or otherwise pursuant to the terms of this Certificate of Designations or any other securities of the Company included in such calculation would exceed the Exchange Cap. For the avoidance of doubt, the intent of this Section 4(g) is that the maximum number of shares of Common Stock issuable upon Conversion of all shares of Series B Stock which have been issued at any time shall be limited to the Exchange Cap less the number of shares of Common Stock issuable pursuant to any other securities of the Company included in such calculation, unless one of the conditions in clause (A) or clause (B) of the first sentence of this Section 4(g) have been satisfied, and this Section 4(g) shall operate as required to effect such intent. In the event that any Series B Holder shall sell or otherwise transfer any of such Purchaser’s Series B Stock, the transferee shall be allocated a pro rata portion of such Series B Holder’s Exchange Cap allocation with respect to such portion of such Series B Stock so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap so allocated to such transferee.

(h)	Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, in no event shall any Series B Holder be entitled to elect to complete any Conversion to the extent that the number of Conversion Shares, to be issued to such Series B Holder exceed the sum of (1) the number of shares of Common Stock beneficially owned by such Series B Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series B Stock or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Series B Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by such Series B Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion as set forth herein may be waived or increased by the applicable Series B Holder upon, at the election of the applicable Series B Holder, not less than 61 days’ prior notice to the Corporation, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the applicable Series B Holder, as may be specified in such notice of waiver).

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(i)	Additional Provisions.

(i)	No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the Conversion of the Series B Stock. As to any fraction of a share of Common Stock which the Series B Holder would otherwise be entitled to acquire upon such Conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board, or round up to the next whole share of Common Stock.

(ii)	The issuance of Conversion Shares on conversion of Series B Stock shall be made without charge to any Series B Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Series B Holders of such shares of Series B Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person (as defined below) or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. For purposes hereof, “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(iii)	No dividends or distributions on shares of Series B Stock shall be authorized by the Board, or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law or rules of any securities exchange or trading market on which the securities of the Corporation are listed or traded.

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Section 5.                Liquidation, Dissolution or Winding Up.

(a)	Payments to Holders of Series B Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), each issued and outstanding share of Series B Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Stock equal to the Stated Value plus then-accrued and unpaid Series B Dividends (the “Series B Preferred Liquidation Amount”), which Series B Preferred Liquidation Amount shall rank pari passu with, and payable to the same extent of the liquidation preference payable on, the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series A Stock”) and any other class or series of the Preferred Stock, whether in existence as of the date of filing of this Certificate of Designations or later created and designated (the Series A Stock and any such other Preferred Stock, collectively, the “Other Preferred Stock”), which specifies in its certificate of designations that it ranks pari passu with the Series B Stock with respect thereto. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the full Series B Preferred Liquidation Amount and the full liquidation preference payable on any Other Preferred Stock (the “Other Preferred Stock Preferred Liquidation Amount”), the Series B Holders with respect to their issued and outstanding shares of Series B Stock, and the holders of shares of Other Preferred Stock (the “Other Preferred Stock Holders”) with respect to their issued and outstanding shares of Other Preferred Stock, shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts of Series B Preferred Liquidation Amount and Other Preferred Stock Preferred Liquidation Amount which would otherwise be payable in respect of the shares of Series B Stock held by the Series B Holders and Other Preferred Stock held by the Other Preferred Stock Holders upon such distribution if all amounts payable on or with respect to such shares were paid in full. Following the payment of the Series B Preferred Liquidation Amount, if there are any remaining assets of the Corporation available for distribution to its stockholders, the Series B Stock shall not participate in such distributions, as set forth in Section 3(b).

(b)	Deemed Liquidation Events.

(i)	Definition. Each of the following events shall be considered a “Deemed Liquidation Event”:

(A)	a merger or consolidation in which the Corporation is a constituent party and in which the stockholders of the Corporation immediately prior to such merger or consolidation do not continue to hold a majority of the voting power of the Corporation or any successor entity following such merger or consolidation; or

(B)	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

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(c)   Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 5(b)(i)(A) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement’) provides that the consideration payable to the Series B Stock shall be allocated in accordance with Section 5(a).

(d)   Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the Series B Holders upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such Series B Holders by the Corporation or the acquiring person, firm or other entity. The value of such property, right or securities shall be determined in good faith by the Board.

(e)   Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 5(b)(i)(A), if any portion of the consideration payable to the Series B Holders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the ‘‘Initial Consideration”) shall be allocated among the Series B Holders in accordance with Section 5(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the Series B Holders upon satisfaction of such contingencies shall be allocated among the Series B Holders in accordance with Section 5(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

Section 6.                Vote. Other than as set specifically set forth herein, including in Section 7, or as specifically required by the Delaware General Corporation Law (the “DGCL”), the Series B Stock have no voting rights, and shall not vote on any matter submitted to the holders of the Common Stock, or any class thereof, or any other class of the Preferred Stock, for a vote. If the event that the Series B Stock is entitled to vote on any matter herein, or pursuant to the DGCL, each share of Series B Stock then issued and outstanding at the time of such vote shall have one vote on any such matter.

Section 7.                Amendment and Protective Provisions. The Corporation may not, and shall not, amend or repeal this Certificate of Designations without the prior written consent or approval of Series B Holders holding a majority of the Series B Stock then issued and outstanding, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series B Holders, or in a written consent executed by Series B Holders holding a majority of the issued and outstanding shares of Series B Stock, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 8.                Corporation Optional Redemption.

(a)	Subject to the terms and conditions herein, at any time the Corporation may elect, in the sole discretion of the Board, to redeem all, but not less than all, of the Series B Stock then issued and outstanding from all of the Series B Holders (a “Corporation Optional Redemption”) by paying to the applicable Series B Holders an amount in cash equal to 115% of the Series B Preferred Liquidation Amount then applicable to such shares of Series B Stock being redeemed in the Corporation Optional Conversion (the “Redemption Price”).

(b)	The Corporation shall provide notice of any Corporation Optional Redemption to the Series B Holder(s) within 5 Business Days of the determination of the Board to consummate the applicable Corporation Optional Redemption, and thereafter such Corporation Optional Redemption shall be completed within five days of the delivery of such notice, and at such time the Corporation shall deliver to the Series B Holder(s) the Redemption Price in valid funds. Each Series B Holder agrees to execute and deliver to the Corporation such instruments and documents, and to take such actions, as reasonably required to consummate the Corporation Optional Redemption.

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Section 9.                Miscellaneous.

(a)   Legend. Any certificates representing the Series B Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b)	Lost or Mutilated Series B Stock Certificate. If the certificate for the Series B Stock held by the Series B Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series B Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c)	No Registration Rights. Unless otherwise set forth in a written agreement between the Corporation and any applicable Series B Holder(s), the Series B Holders shall not have the right to require the Corporation to register any shares of Series B Stock or any Conversion Shares for sale pursuant to the securities laws of the United States.

(d)	Interpretation. If a Series B Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(e)	Waiver. Any waiver by the Corporation or the Series B Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series B Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

Section 10.            Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

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IN WITNESS WHEREOF, ConnectM Technology Solutions, Inc. has caused this Certificate of Designations to be signed by a duly authorized officer on this 2nd day of May, 2025

ConnectM Technology Solutions, Inc.

Name: Bhaskar Panigrahi
Title: Chief Executive Officer

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EXHIBIT A

ConnectM Technology Solutions, Inc.

CONVERSION NOTICE

Reference is made to the Certificate of Designations of Preferences and Rights of Series B Convertible Preferred Stock of ConnectM Technology Solutions, Inc. (the “Corporation”) dated as of May 2, 2025, designating the rights and preferences of the Series B Convertible Preferred Stock of the Corporation (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Shares”), of the Corporation indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:	______________________________

Number of Preferred Shares to be converted:	______________________________

Tax ID Number (If applicable):	______________________________

VWAP:	$______________

Number of shares of Common Stock to be issued:	______________________________

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Holder Name:

By:
(signature)

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

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